Exhibit 99.2

Fox Hill Apartments | Austin, TX

The Preserve at Henderson Beach | Destin, FL

BRG BLUEROCK RESIDENTIAL GROWTH REIT™

Q1 2016 EARNINGS SUPPLEMENT

Listed on the NYSE MKT: BRG

Park & Kingston Apartments | Charlotte, NC

Ashton Reserve | Charlotte, NC

Bluerock Residential Growth REIT, Inc.

First Quarter 2016

Supplement Financial Information

(Unaudited)

Table of Contents

First Quarter Earnings Release	3
Financial and Operating Highlights	13
Share and Dividend Information	14
EBITDA and Interest Information	15
Financial Statistics	16
Recent Acquisitions and Pending Investments	17
Investments in Unconsolidated Real Estate Joint Ventures	18
Portfolio Information	19
Development Properties	20
Condensed Consolidated Balance Sheets	21
Consolidated Statements of Operations	22
Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)	23
Debt Summary Information	24
Second Quarter 2016 Outlook	26
Definitions of Non-GAAP Financial Measures	27

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur, including statements relating to the Company’s operating environment, operating trends, and outlook. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2016, and subsequent filings by the Company with the SEC, including our periodic reports. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Bluerock Residential Growth REIT, Inc.

First Quarter Earnings

Corporate Headquarters

712 Fifth Ave., 9th Floor

New York, NY 10019

877.826.BLUE

PRESS RELEASE

For Immediate Release

Bluerock Residential Growth REIT Announces First Quarter 2016

AFFO per share of $0.26 exceeding Guidance of $0.16 - $0.18

Pro Forma AFFO per share of $0.34 exceeding Guidance of $0.26 - $0.28

New York, NY (May 10, 2016) – Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) (“the Company”) announced today its financial results for the quarter ended March 31, 2016.

Highlights

•	Adjusted funds from operations attributable to common stockholders (“AFFO”) grew 211% to $5.3 million for the quarter from $1.7 million for the prior year quarter.

•	AFFO per diluted share is $0.26 for the first quarter of 2016 as compared to $0.13 for the first quarter of 2015, and exceeded guidance of $0.16 - $0.18.

•	Total revenues grew 84% to $16.6 million for the quarter from $9.0 million for the prior year quarter primarily as a result of significant investment activity in the past year.

•	Property Net Operating Income (NOI) grew 92% to $10.0 million for the quarter, from $5.2 million in the prior year quarter.

•	Property NOI margins improved 320 basis points to 60.4% of revenue for the quarter, from 57.2% of revenue in the prior year quarter.

•	Same store NOI increased 10.1% for the quarter, as compared to the prior year quarter.

•	Net loss attributable to common stockholders for the first quarter of 2016 was $4.1 million, as compared to a net income of $3.3 million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $8.5 million in the first quarter vs. $3.8 million for the prior year period.

•	The Company paid the full amount of the first quarter’s management fee of $1.2 million in LTIP Units in lieu of cash payment. This favorably impacted both AFFO and pro forma AFFO per share by $0.06.

•	Consolidated real estate investments, at cost, increased 25% to $697 million at March 31, 2016 from $557 million at December 31, 2015.

•	The Company invested in three operating properties totaling 1,028 units for a total purchase price of approximately $140 million during the first quarter.

•	The Company invested in one property for the development of 283 units during the first quarter.

•	The Company declared a quarterly cash dividend on the 8.250% Series A Cumulative Redeemable Preferred Stock (“Series A preferred stock”) of $0.515625 per share for the first quarter, which was paid in cash on April 5, 2016.

•	The Company declared monthly dividends for the second quarter of 2016 equal to a quarterly rate of $0.29 per share on the Company's Class A common stock. This equates to a 10.7% annualized yield based on the closing price of $10.88 for the Class A common stock as of March 31, 2016.

•	On February 24, 2016, the Company announced the commencement of an offering of up to 150,000 Units consisting of 150,000 shares of Series B redeemable preferred stock and warrants to purchase 3,000,000 shares of Class A common stock (“Series B Offering”).

•	The Company declared a monthly dividend of $5.00 per Series B preferred stock, payable to the stockholders of record as of April 25, 2016, which was paid in cash on May 5, 2016.

•	On March 29, 2016, the Company announced an At-the-Market 8.250% Series A preferred stock offering (“ATM”) for up to $100,000,000.

•	On April 25, 2016, the Company completed an underwritten offering of 2,300,000 shares of Series A preferred stock at a public offering price of $25.00 per share, including the full exercise of the underwriter’s overallotment for gross proceeds of $57.5 million.

Management Commentary

“Our communities continued to provide solid financial and operating performance in the first quarter which results exceeded our previously issued guidance,” said Ramin Kamfar, the Company’s Chairman and CEO. “We continue to focus on building one of the highest quality Class A portfolios in growth markets, while growing our AFFO and AFFO per share accretively for our investors.”

First Quarter 2016 Acquisition and Development Activity

•	On January 5, 2016, the Company acquired 95% interests in two Southwest Florida apartment communities, the 320-unit Citation Club apartment community in Sarasota, Florida and the 368-unit Summer Wind apartments in Naples, Florida. The total purchase price for the properties was approximately $86 million with the Company investing approximately $30 million. The properties were rebranded as ARIUM at Palmer Ranch and ARIUM Gulfshore, respectively.

•	On January 6, 2016, the Company made an investment in a 283-unit to-be-built Class A apartment community located in Charlotte, North Carolina known as West Morehead. This investment of approximately $19 million, of which approximately $3.5 million was funded as of March 31, 2016, is structured to provide a 15% current return, with an option to convert into majority ownership of the underlying asset upon stabilization.

•	On March 15, 2016, the Company acquired a Class A, 340-unit apartment community located in Destin, Florida known as the Alexan Henderson Beach Apartments. The property were rebranded as The Preserve at Henderson Beach. The total purchase was approximately $54 million with the Company investing approximately $17 million and assuming a $38 million loan for a 100% interest in the property.

Pending Investments at March 31, 2016

•	The Company has an agreement which entitles the Company to invest in a 276-unit to-be-built Class A apartment community located in Jacksonville, Florida. This convertible mezzanine loan investment of approximately $23 million is structured to provide us with a 15% current return on investment with an option to convert into majority indirect ownership of the underlying property upon stabilization.

•	An affiliate of the Company has a non-binding letter of intent which we expect will be assigned to us and will entitle the Company to invest in a 90-unit to-be-built Class A apartment community located in Boca Raton, Florida. Our investment will be structured as a convertible mezzanine loan investment of approximately $9 million to provide us with a 15% current return on investment together with an option to convert into a majority indirect ownership of the underlying property upon stabilization.

First Quarter 2016 Financial Results

AFFO for the first quarter of 2016 increased by 211% to $5.3 million, or $0.26 per diluted share, as compared to $1.7 million, or $0.13 per share in the prior year period. The increase in AFFO from the prior year period was driven primarily by increases in property NOI of $4.9 million arising from significant investment activity in the past year and in income of unconsolidated real estate joint ventures of $2.0 million caused by expanding the size of our invest-to-own portfolio, offset by higher interest expense of $1.9 million.

Net loss attributable to common stockholders for the first quarter of 2016 was $4.1 million, as compared to a net income of $3.3 million in the prior year period. The change in net loss / income was primarily driven by positive increases in property NOI of $4.9 million, income of unconsolidated real estate joint ventures of $2.0 million due to the increase in the size of our invest-to-own portfolio, and a decrease in management fees of $0.2 million as offset by related increases in general and administrative expenses of $0.3 million, acquisition costs of $0.8 million, interest expense of $1.9 million, depreciation and amortization expense of $4.7 million, along with a decrease in equity in gain on sale of real estate of unconsolidated subsidiaries of $5.4 million and the Series A preferred stock income allocation of $1.6 million.

Same Store Portfolio Performance

Same store NOI for the first quarter of 2016 increased by 10.1% from the same period in the prior year. There was a 5.4% increase in same store property revenues as compared to the same prior year period, primarily attributable to a 4.6% increase in average rent per occupied unit, a 46 basis point increase in average occupancy and an additional 14 units acquired at our Lansbrook property. Same store expenses decreased 1.6% as a result of lower utility expense from a milder winter in the Company’s markets.

Portfolio Summary

The following is a summary of our investments, operating properties and convertible preferred equity investments, as of March 31, 2016:

Operating Properties	Location	Year Built/ Renovated(1)	Ownership Interest	Units	Average Rent(2)	% Occupied
ARIUM at Palmer Ranch	Sarasota, FL	2016	95%	320	$1,085	97%
ARIUM Grandewood	Orlando, FL	2005	95%	306	1,200	96%
ARIUM Gulfshore	Naples, FL	2016	95%	368	1,071	99%
ARIUM Palms	Orlando, FL	2008	95%	252	1,181	90%
Ashton Reserve	Charlotte, NC	2012/2015	100%	473	1,026	92%
Enders Place at Baldwin Park	Orlando, FL	2003	90%	220	1,609	98%
Fox Hill	Austin, TX	2010	95%	288	1,148	98%
Lansbrook Village	Palm Harbor, FL	2004	90%	609	1,200	92%
MDA Apartments	Chicago, IL	2006	35%	190	2,263	97%
Park & Kingston	Charlotte, NC	2015	96%	168	1,153	96%
Sorrel (4)	Frisco, TX	2015	95%	352	1,288	85%
Sovereign	Fort Worth, TX	2015	95%	322	1,240	93%
Springhouse at Newport News	Newport News, VA	1985	75%	432	839	94%
The Preserve at Henderson Beach	Destin, FL	2009	100%	340	1,252	91%
Village Green of Ann Arbor	Ann Arbor, MI	2013	49%	520	1,173	95%
Operating Properties Subtotal/Average (6)				5,160	$1,189	95%

Convertible Preferred Equity Investments			Anticipated Ownership Interest After Conversion(3)		Pro Forma Average Rent(3)
Alexan CityCentre (5)	Houston, TX	2017	17%	340	$2,144	-
Alexan Southside Place (5)	Houston, TX	2017/2018	62%	269	2,019	-
Cheshire Bridge (5)	Atlanta, GA	2017	78%	285	1,559	-
Domain Phase 1 (5)	Garland, TX	2017/2018	90%	301	1,425	-
EOS (4)	Orlando, FL	2015	26%	296	1,211	61%
Flagler Village (5)	Fort Lauderdale, FL	2019/2020	*	326	2,483	-
Lake Boone Trail (5)	Raleigh, NC	2018	72%	245	1,402	-
West Morehead (5)	Charlotte, NC	2018	80%	283	1,601	-
Whetstone (4)	Durham, NC	2015	93%	204	1,325	80%
Convertible Preferred Equity Investments Subtotal/Average				2,549	$1,719

Operating Properties and Convertible Preferred Equity Investments Total/Average (6)				7,709	$1,380

(1) All dates are for the year construction was completed or expects to be completed, except MDA Apartments, and Village Green of Ann Arbor, for which the date represents the most recent year that a significant renovation program was completed.

(2) Represents the average monthly rent per occupied unit for all occupied units for the three months ended March 31, 2016.  The average rent for Sorrel, which is still in lease-up, is pro forma based on underwriting.

(3) The Company has made a convertible preferred equity investment that is convertible into a common membership interest at BRG's option upon stabilization. The preferred investment earns a preferred return of 15%.  Average rent is pro forma based on underwriting.

(4) Whetstone, Sorrel and EOS are in lease-up and actual average rents were $1,268, $1,206 and $1,107, respectively, net of upfront lease-up concessions.

(5) Property is currently in development.

(6) Sorrel is in lease-up and is excluded from Average Rent and % Occupied totals.

* The property is currently an equity method investment with common ownership.

Q2 2016 Outlook

For the second quarter of 2016, the Company anticipates AFFO in the range of $0.12 to $0.14 per share, and $0.27 to $0.29 per share on a pro forma basis. For assumptions underlying earnings guidance, please see page 26 of Company’s Q1 2016 Earnings Supplement available under Investor Relations on the Company’s website (www.bluerockresidential.com). Pro forma AFFO is used for illustrative purposes only, is hypothetical and does not represent historical performance or management’s estimates or projections for future performance.

Dividend Details

On April 8, 2016, our board of directors authorized, and we declared, monthly dividends for the second quarter of 2016 equal to a quarterly rate of $0.29 per share on our Class A common stock, payable to the stockholders of record as of April 25, 2016, which was paid in cash on May 5, 2016, and as of May 25, 2016 and June 24, 2016, which will be paid in cash on June 6, 2016 and July 5, 2016, respectively. Holders of OP and LTIP Units are entitled to receive "distribution equivalents" at the same time as dividends are paid to holders of our Class A common stock.

The declared dividends equal a monthly dividend on the Class A common stock and the Class B common stock as follows: $0.096666 per share for the dividend paid to stockholders of record as of April 25, 2016, $0.096667 per share for the dividend paid to stockholders of record as of May 25, 2016, and June 24, 2016. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that we will continue to declare dividends or at this rate.

On April 15, 2016, our board of directors authorized, and we declared, a monthly dividend of $5.00 per Series B preferred stock, payable to the stockholders of record as of April 25, 2016, which was paid in cash on May 5, 2016.

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”) is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”) definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in seven additional properties and six investments accounted for on the equity method of accounting subsequent to March 31, 2015 and sold three properties in 2015. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

	Three Months Ended
	March 31,
	2016	2015
Net (loss) income attributable to common stockholders	$(4,135)	$3,313

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	6,470	1,911
Gain on sale of joint venture interests	-	(5,323)
FFO Attributable to Common Stockholders	$2,335	$(99)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	83	23
Acquisition and disposition costs	1,147	475
Normally recurring capital expenditures	(208)	(114)
Preferred stock accretion	123	-
Non-cash equity compensation	1,818	1,365
AFFO Attributable to Common Stockholders	$5,298	$1,650

Weighted average common shares outstanding-diluted	20,534,974	12,547,895

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$0.11	$(0.01)
AFFO Attributable to Common Stockholders - diluted	$0.26	$0.13
Pro forma AFFO Attributable to Common Stockholders - diluted(2)	$0.34	N/A

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) Pro forma AFFO for the three months ended March 31, 2016 assumes the investment of $76 million (consisting of available cash, deposits, and expected loan proceeds) had occurred on January 1, 2016: (i) investment of approximately $30 million to acquire a 95% interest in the Citation Club at Palmer Ranch Apartments and Summerwind Apartments in Florida, which closed on January 5, 2016; (ii) initial investment of approximately $12 million in convertible preferred equity in the West Morehead development asset in Charlotte, North Carolina, which closed on January 6, 2016; (iii) investment of approximately $10 million in convertible preferred equity in the Domain development asset in Garland, Texas; (iv) investment of approximately $7 million in the Flagler Village development asset in Ft. Lauderdale, Florida; and (v) investment of approximately $17 million to acquire a 100% interest in The Preserve at Henderson Beach in Destin, Florida, which closed on March 15, 2016. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at January 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions will close or perform as forecasted or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, calculated on a consolidated basis. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income attributable to common stockholders to EBITDA (unaudited and dollars in thousands).

	Three Months Ended
	March 31,
	2016	2015

Net (loss) income attributable to common stockholders	$(4,135)	$3,313
Net (loss) income attributable to noncontrolling interest	(97)	6,034
Interest expense	4,228	2,292
Depreciation and amortization	7,510	2,765
Non-cash equity compensation	1,845	1,365
Acquisition costs	1,209	449
Gain on sale of unconsolidated real estate joint venture interest	-	(11,307)
EBITDA	10,560	$4,911

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance. The following table reflects same store and non-same store contributions to consolidated NOI together with a reconciliation of NOI to net (loss) income attributable to common stockholders as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended (1)
	March 31,
	2016	2015
Net operating income
Same store	$5,236	$4,757
Non-same store	4,805	549
Total net operating income	10,041	5,306
Less:
Interest expense	4,141	2,305
Total property income	5,900	3,001
Less:
Noncontrolling interest pro-rata share of property income	1,015	1,041
Other (income) loss related to JV/MM entities	-	19
Pro-rata share of properties’ income	4,885	1,941
Less pro-rata share of:
Depreciation and amortization	6,470	1,911
Amortization of non-cash interest expense	83	23
Management fees	1,197	1,417
Acquisition and disposition costs	1,147	475
Corporate operating expenses	1,269	838
Preferred dividends	1,461	-
Preferred stock accretion	123	-
Add pro-rata share of:
Other income	-	17
Equity in operating earnings of unconsolidated joint ventures	2,730	696
Gain on sale of joint venture interest, net of fees	-	5,323
Net (loss) income attributable to common stockholders	$(4,135)	$3,313

(1) Same Store sales for the three months ended March 31, 2016 related to the following properties: Springhouse at Newport News, Enders Place at Baldwin Park, MDA Apartments, Village Green of Ann Arbor, Lansbrook Village, and ARIUM Grandewood.

Conference Call

All interested parties can listen to the live conference call webcast at 11:00 AM ET on Tuesday, May 10, 2016 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference." For those who are not available to listen to the live call, the webcast will be available for replay on the Company’s website two hours after the call concludes, and will remain available until July 10, 2016 at http://services.choruscall.com/links/blue160510, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10085769.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE MKT: BRG) is a real estate investment trust that focuses on acquiring a diversified portfolio of Class A institutional-quality apartment properties in demographically attractive growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through improvements to operations and properties. BRG generally invests with strategic regional partners, including some of the best-regarded private owner-operators in the United States, making it possible to operate as a local sharpshooter in each of its markets while enhancing off-market sourcing capabilities. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 24, 2016, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contact

(Media)

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

##

Bluerock Residential Growth REIT, Inc.

Financial and Operating Highlights

For the Three Months Ended March 31, 2016

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
OPERATING INFORMATION	2016	2015	% Change

Total revenue	$16,634	$9,036	84.1%

Property NOI margins	60.4%	57.2%	5.6%

Property NOI	$10,041	$5,172	94.1%

General and administrative expenses as a percentage of revenue(1)	3.9%	5.1%	-23.5%

AFFO attributable to common shareholders per share(2)	$0.26	$0.13	100.0%

Pro forma AFFO attributable to common shareholders per share(3)	$0.34	N/A	-

Dividend per share	$0.29	$0.29	-

(1) General and administrative expenses exclude non-cash expense, such as non-cash equity compensation.

(2) See page 27 for the Company's definition of this non-GAAP measurement and reasons for using it.

(3) Pro forma AFFO for the three months ended March 31, 2016 assumes the investment of $76 million (consisting of available cash, deposits, and expected loan proceeds) had occurred on January 1, 2016: (i) investment of approximately $30 million to acquire a 95% interest in the Citation Club at Palmer Ranch Apartments and Summerwind Apartments in Florida, which closed on January 5, 2016; (ii) initial investment of approximately $12 million in convertible preferred equity in the West Morehead development asset in Charlotte, North Carolina, which closed on January 6, 2016; (iii) investment of approximately $10 million in convertible preferred equity in the Domain development asset in Garland, Texas; (iv) investment of approximately $7 million in the Flagler Village development asset in Ft. Lauderdale, Florida; and (v) investment of approximately $17 million to acquire a 100% interest in The Preserve at Henderson Beach in Destin, Florida, which closed on March 15, 2016. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at January 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions will close or perform as forecasted or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Bluerock Residential Growth REIT, Inc.

Share and Dividend Information

First Quarter 2016

(Unaudited and dollars in thousands except for share and per share data)

Weighted Average Common Stock and Units Outstanding for the quarter ended March 31, 2016
Class A common stock	19,261,724
Class B-3 common stock (1)	295,339
LTIP Units	977,911
OP Units	305,568
Weighted Average Common Stock and Units Outstanding, Diluted	20,840,542

Outstanding Common Stock and Units at March 31, 2016	20,931,735

Outstanding 8.250% Series A Cumulative Redeemable Preferred Stock at March 31, 2016	2,875,000

Common Stock Dividend Yield
Annualized common stock dividend rate (2)	$1.16
Price per common share (3)	$10.88
Annualized common stock dividend yield	10.66%

(1) All shares of Class B-3 common stock converted to Class A common stock on March 17, 2016.

(2) Annualized rate based on $0.29 per common share quarterly dividend for the quarter ending March 31, 2016, paid monthly.  Actual dividend amounts will be determined by the Board of Directors.

(3) Closing common stock price of $10.88 as of March 31, 2016.

Bluerock Residential Growth REIT, Inc.

EBITDA and Interest Information

First Quarter 2016

(Unaudited and dollars in thousands)

	Consolidated	Noncontrolling Interests' Share	BRG's Share
	Three Months Ended	Three Months Ended	Three Months Ended
	March 31, 2016	March 31, 2016	March 31, 2016
Q1 EBITDA CALCULATION
Net (loss) income attributable to common stockholders	$(4,135)	$-	$(4,135)
Net (loss) income attributable to noncontrolling interest	(97)	97	-
Interest expense	4,228	(791)	3,437
Acquisition costs	1,209	(62)	1,147
Depreciation and amortization	7,510	(1,040)	6,470
Preferred stock accretion	125	(2)	123
Non-cash equity compensation	1,845	(27)	1,818
EBITDA (1)	$10,685	$(1,825)	$8,860

Adjusted Q1 EBITDA calculation (2)
EBITDA	$10,685	$(1,825)	$8,860
Adjustment	704	(35)	669
Adjusted Q1 EBITDA	$11,389	$(1,860)	$9,529
Adjusted Q1 EBITDA annualized	$45,556	$(7,440)	$38,116

Adjusted Q1 interest calculation (2)(3)
Interest Expense	$4,141	$(824)	$3,317
Adjustment	358	(18)	340
Adjusted Q1 interest expense	$4,499	$(842)	$3,657
Adjusted Q1 interest expense annualized	$17,996	$(3,368)	$14,628

(1) See page 28 for a reconciliation of net income applicable to common shares to EBITDA and the Company's definition of EBITDA and reasons for using it.

(2) Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occurred on January 1, 2016:  (i) acquisition of Henderson Beach, and (ii) the preferred investments in West Morehead, Domain, and Whetstone.  Actual results may differ significantly from the presented, adjusted amounts including annualized amounts.

(3) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

Bluerock Residential Growth REIT, Inc.

Financial Statistics

First Quarter 2016

(Unaudited and dollars in thousands except for share and per share data)

			Noncontrolling
	Consolidated		Interests' Share	BRG's Share
	Three Months Ended		Three Months Ended	Three Months Ended
	March 31, 2016		March 31, 2016	March 31, 2016

Interest Coverage Ratio
Adjusted Q1 EBITDA *	$11,389		$(1,860)	$9,529
Adjusted Q1 interest expense (4) *	$4,499		$(842)	$3,657
Interest Coverage Ratio	2.53	x		2.61	x

Quarterly Fixed Charge Coverage Ratio
Adjusted Q1 interest expense (4) *	$4,499		$(842)	$3,657
Secured debt principal amortization	$473		$(188)	$285
Total fixed charges	$4,972		$(1,030)	$3,942
Adjusted Q1 EBITDA *	$11,389		$(1,860)	$9,529
Adjusted Q1 EBITDA fixed charge coverage ratio	2.29	x		2.42	x

Net Debt / Adjusted EBITDA Ratio
Total debt (1)	$478,571		$(75,530)	$403,041
Less: cash (3)	$(32,659)		$2,359	$(30,300)
Net debt (less cash)	$445,912		$(73,171)	$372,741
Adjusted Q1 EBITDA (annualized)*	$45,556		$(7,440)	$38,116
Net Debt / Adjusted EBITDA Ratio	9.79	x		9.78	x

Leverage as a Percentage of assets
Total debt (1)	$478,571		$(75,530)	$403,041
Total undepreciated assets (2)	$819,213		$(116,647)	$702,566
Total Debt / Total Undepreciated Assets	58.4%			57.4%
Net Debt / Total Undepreciated Assets	54.4%			53.1%

Leverage as a Percentage of Enterprise Value
Total market cap (5)	$296,891		$-	$296,891
Total debt (1)	$478,571		$(75,530)	$403,041
Total Enterprise Value	$775,462		$(75,530)	$699,932
Total Debt / Total Enterprise Value	61.7%			57.6%
Net Debt / Total Enterprise Value	57.5%			53.3%

(1) Total debt excludes amortization of fair market value adjustments of $3.1 million and deferred financing costs of $5.0 million.

(2) Total undepreciated assets is calculated as total assets plus accumulated depreciation on real estate assets.

(3) Cash includes cash, cash equivalents, and restricted cash.

(4) Interest expense excludes fair market value adjustments and amortization of deferred financing costs.

(5) Total market cap is calculated by using common shares, preferred shares, and equivalents (LTIP Units) times the March 31, 2016 closing share prices.

* Adjustment to EBITDA and interest expense represents the estimated impact over the full period of the following acquisition and disposition transaction activity assuming the transactions had occurred on January 1, 2016:  (i) acquisition of Henderson Beach, and (ii) the preferred investments in West Morehead, Domain, and Whetstone.  Actual results may differ significantly from the presented, adjusted amounts including annualized amounts. See prior page for calculations.

Bluerock Residential Growth REIT, Inc.

Recent Acquisitions and Pending Investments

(Unaudited and dollars in millions, except unit and per unit data)

Summary of Recent Acquisitions and Pending Investments

Property	Location	Date of Investment	Year Built/ Renovated (4)	Number of Units	Ownership Interest in Property	Purchase Price		Average Rent(3)
Recent Acquisitions
ARIUM at Palmer Ranch	Sarasota, FL	1/5/2016	2016	320	95.0%	39.3		1,085
ARIUM Gulfshore	Naples, FL	1/5/2016	2016	368	95.0%	47.0		1,071
West Morehead(1)	Charlotte, NC	1/6/2016	2018	283	*	18.7	(2)	1,601
The Preserve at Henderson Beach	Destin, FL	3/15/2016	2009	340	100.0%	53.7		1,252
Total/Average for recent acquisitions				1,311		$158.7		$1,231
Pending Investments at March 31, 2016
Boca Townhomes(1)	Boca Raton, FL		2017	90	*	9.0	(2)	2,316
East San Marco(1)	Jacksonville, FL		2018	276	*	23.0	(2)	1,826
Total/Average for pending investments				366		$32.0		$1,946
Total recent acquisitions and pending investments				1,677		$190.7		$1,419

(1) Property is currently under development.

(2) Represents estimated convertible preferred equity investment.

(3) Represents the average effective monthly rent per occupied unit for all occupied units for the three months ended March 31, 2016.  The average rent for West Morehead, Boca Townhomes and East San Marco is pro forma based on underwriting.

(4) All dates are for the year construction was completed or expects to be completed, or the date that a significant renovation has or will be completed.

* The Company has made or plans to make a convertible preferred equity investment or a convertible mezzanine loan structure that is convertible into a common membership interest at BRG's option upon stabilization. The preferred investment earns or will earn a preferred return of 15%.

Bluerock Residential Growth REIT, Inc.

Investments in Unconsolidated Real Estate Joint Ventures

(Unaudited and dollars in millions, except unit and per unit data)

Multifamily Community Name	Location	Number of Units	Investment as of January 1, 2016	Additional Investments (Dispositions) during the quarter	Investment as of March 31, 2016	Preferred Return	Income Earned during the quarter

Alexan CityCentre	Houston, TX	340	$6,505	-	$6,505	15%	$243
Alexan Southside	Houston, TX	269	17,322	-	17,322	15%	648
Cheshire Bridge	Atlanta, GA	285	16,360	-	16,360	15%	612
Domain Phase 1	Garland, TX	301	3,806	(73)	3,733	15%	138
EOS	Orlando, FL	296	3,629	-	3,629	15%	136
Flagler Village	Fort Lauderdale, FL	326	5,451	2,738	8,189	*	(2)
Lake Boone Trail	Raleigh, NC	245	9,919	-	9,919	15%	371
West Morehead	Charlotte, NC	283	-	3,493	3,493	15%	164
Whetstone	Durham, NC	204	12,231	701	12,932	15%	458
		2,549	$75,223	$6,859	$82,082		$2,768

* The property is currently an equity method investment with common ownership.

Bluerock Residential Growth REIT, Inc.

Portfolio Information

First Quarter 2016

(Unaudited)

Properties	Location	Number of Units	Year Built/ Renovated(1)	Average Rent(2)		Revenue per Occupied Unit(3)	Average Occupancy
Operating Properties:
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	$1,085		$1,112	96.1%
ARIUM Grandewood	Orlando, FL	306	2005	1,200		1,240	95.7%
ARIUM Gulfshore	Naples, FL	368	2016	1,071		1,107	98.5%
ARIUM Palms	Orlando, FL	252	2008	1,181		1,218	91.6%
Ashton Reserve	Charlotte, NC	473	2015	1,026		1,033	92.3%
Enders Place at Baldwin Park	Orlando, FL	220	2003	1,609		1,642	98.0%
EOS(4)	Orlando, FL	296	2015	1,211		N/A	N/A
Fox Hill	Austin, TX	288	2010	1,148		1,198	97.5%
Lansbrook Village	Palm Harbor, FL	609	2004	1,200		1,271	92.9%
MDA Apartments	Chicago, IL	190	2006	2,263		2,267	94.0%
Park & Kingston	Charlotte, NC	168	2015	1,153		1,185	92.6%
Sorrel(5)	Frisco, TX	352	2015	1,288		N/A	N/A
Sovereign	Fort Worth, TX	322	2015	1,240		1,311	90.2%
Springhouse at Newport News	Newport News, VA	432	1985	839		866	93.7%
The Preserve at Henderson Beach	Destin, FL	340	2009	1,252		1,276	91.4%
Village Green of Ann Arbor	Ann Arbor, MI	520	2013	1,173		1,201	94.3%
Whetstone(4)	Durham, NC	204	2015	1,325		N/A	N/A
Total Operating Properties		5,660		1,189	(6)	1,225	94.2%

Development Properties:
Alexan CityCentre	Houston, TX	340	2017	2,144	(7)	N/A	N/A
Alexan Southside Place	Houston, TX	269	2018	2,019	(7)	N/A	N/A
Cheshire Bridge	Atlanta, GA	285	2017	1,559	(7)	N/A	N/A
Domain Phase 1	Garland, TX	301	2018	1,425	(7)	N/A	N/A
Flagler Village	Fort Lauderdale, FL	326	2020	2,483	(7)	N/A	N/A
Lake Boone Trail	Raleigh, NC	245	2018	1,402	(7)	N/A	N/A
West Morehead	Charlotte, NC	283	2018	1,601	(7)	N/A	N/A
Total Development Properties		2,049		1,832		N/A	N/A

Total Operating and Development Properties		7,709		$1,390	(6)	$1,225	94.2%

Pending Properties:
Boca Townhomes		90	2017	2,316		N/A	N/A
East San Marco		276	2018	1,826		N/A	N/A
Total Pending Properties		366		$1,946		N/A	N/A

Total Portfolio Including Pending Properties		8,075		$1,419	(6)	$1,225	94.2%

(1) All dates are for the year construction was completed or expects to be completed, except MDA Apartments, and Village Green of Ann Arbor, for which the date represents the most recent year that a significant renovation program was completed.

(2) Represents the average monthly rent per occupied unit for all occupied units for the three months ended March 31, 2016.  The average rent for Whetstone, Sorrel and EOS, which are still in lease-up, and the pending investments, is pro forma based on underwriting.

(3) Revenue per occupied unit is total revenue divided by average number of occupied units for the three months ended March 31, 2016.

(4) Whetstone and EOS are currently preferred equity investments providing a stated investment return and both properties are in lease-up and actual average rents were $1,268 and $1,107, respectively, net of upfront lease-up concessions.

(5) Sorrel is in lease-up and actual average rents were $1,206, net of upfront lease-up concessions.

(6) Total excludes Whetstone, Sorrel and EOS as the properties are in lease-up.

(7) Represents pro forma rent upon stabilization based on current underwriting.

Bluerock Residential Growth REIT, Inc.

Development Properties

As of March 31, 2016

(Unaudited and dollars in millions)

This table includes forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause results to vary from those projected. Please see the paragraph on forward-looking statements on page 12 of this document for a discussion of risks and uncertainties.

					Estimated/Actual Dates for
Under Construction(1)	Total Units	Total Estimated Construction Cost	Cost to Date	Total Available Financing	Construction Start	Initial Occupancy	Construction Completion	Stabilized Operations(2)
Alexan CityCentre	340	$81.8	$35.7	$57.0	4Q14	2Q17	4Q17	1Q18
Alexan Southside Place	269	$48.6	$4.7	$31.6	4Q15	4Q17	2Q18	4Q18
Cheshire Bridge	285	$48.7	$13.3	$36.5	4Q15	1Q17	3Q17	4Q17
Domain Phase 1	301	$47.2	$4.5	$33.1	4Q16	4Q17	3Q18	1Q19
Flagler Village	326	$107.8	$15.0	$88.6	4Q17	2Q19	2Q20	2Q21
Lake Boone Trail	245	$39.6	$8.1	$25.8	2Q16	1Q18	3Q18	2Q19
West Morehead	283	$57.3	$6.9	$40.0	4Q16	1Q18	4Q18	2Q19

(1) Properties are under development and the Company holds a preferred equity investment with an option to convert into partial ownership of the underlying asset upon stabilization, except Flagler Village.

(2) We defined stabilized occupancy as the earlier of the attainment of 90% physical occupancy or one year after the completion of construction.

Bluerock Residential Growth REIT, Inc.

Condensed Consolidated Balance Sheets

First Quarter 2016

(Dollars in thousands except for share and per share data)

	March 31,	December 31,
	2016	2015

ASSETS
Net Real Estate Investments
Land	$87,041	$65,057
Building and improvements	589,748	474,608
Furniture, fixtures and equipment	20,323	17,155
Total Gross Operating Real Estate Investments	697,112	556,820
Accumulated depreciation	(28,522)	(23,437)
Total Net Real Estate Investments	668,590	533,383
Cash and cash equivalents	24,019	68,960
Restricted cash	8,640	11,669
Due from affiliates	905	861
Accounts receivable, prepaid and other assets	3,602	6,742
Investments in unconsolidated real estate joint ventures	82,082	75,223
In-place lease intangible assets, net	2,852	2,389
Total Assets	$790,690	$699,227

LIABILITIES AND EQUITY
Mortgages payable	$476,708	$380,102
Accounts payable	770	587
Other accrued liabilities	8,653	7,013
Due to affiliates	1,363	1,485
Distributions payable	3,506	3,163
Total Liabilities	491,000	392,350

8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share,
10,875,000 shares authorized and 2,875,000 issued and outstanding	69,290	69,165
Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 150,000 shares
authorized, none issued and outstanding	-	-

Stockholders' Equity
Preferred stock, $0.01 par value, 238,975,000 shares authorized; none issued and outstanding	-	-
Common stock - Class A, $0.01 par value, 747,586,185 shares authorized; 19,564,331 and 19,202,112
shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	196	192
Common stock - Class B-3, $0.01 par value, 804,605 shares authorized; none and 353,629 shares
issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	-	4
Additional paid-in-capital	250,398	248,484
Distributions in excess of cumulative earnings	(51,586)	(41,496)
Total Stockholders' Equity	199,008	207,184

Noncontrolling Interests
Operating partnership units	2,757	2,908
Partially owned properties	28,635	27,620
Total Noncontrolling Interests	31,392	30,528
Total Equity	230,400	237,712
TOTAL LIABILITIES AND EQUITY	$790,690	$699,227

Bluerock Residential Growth REIT, Inc.

Consolidated Statements of Operations

For the Three Months Ended March 31, 2016 and 2015

(Dollars in thousands except for share and per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues	(Unaudited)	(Unaudited)
Net rental income	$15,928	$8,644
Other property revenues	706	392
Total revenues	16,634	9,036
Expenses
Property operating	6,593	3,864
General and administrative	1,273	928
Management fees	1,214	1,450
Acquisition costs	1,209	449
Depreciation and amortization	7,510	2,765
Total expenses	17,799	9,456
Operating loss	(1,165)	(420)
Other income (expense)
Other income	-	22
Equity in income of unconsolidated real estate joint ventures	2,768	730
Equity in gain on sale of unconsolidated real estate joint venture interests	-	11,307
Interest expense, net	(4,228)	(2,292)
Total other (expense) income	(1,460)	9,767

Net (loss) income	(2,625)	9,347

Preferred stock dividends	(1,482)	-
Preferred stock accretion	(125)	-

Net (loss) income attributable to noncontrolling interests
Operating partnership units	(62)	75
Partially-owned properties	(35)	5,959
Net (loss) income attributable to noncontrolling interest	(97)	6,034
Net (loss) income attributable to common stockholders	$(4,135)	$3,313

Bluerock Residential Growth REIT, Inc.

Reconciliation of Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO) Attributable to Common Stockholders

For the Three Months Ended March 31, 2016 and 2015

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended
	March, 31
	2016	2015
Net (loss) income attributable to common stockholders	$(4,135)	$3,313

Common stockholders pro-rata share of:
Real estate depreciation and amortization(1)	6,470	1,911
Gain on sale of joint venture interests	-	(5,323)
FFO Attributable to Common Stockholders(2)	$2,335	$(99)

Common stockholders pro-rata share of:
Amortization of non-cash interest expense	83	23
Acquisition and disposition costs	1,147	475
Normally recurring capital expenditures	(208)	(114)
Preferred stock accretion	123	-
Non-cash equity compensation	1,818	1,365
AFFO Attributable to Common Stockholders(2)	$5,298	$1,650

Weighted average common shares outstanding - diluted(3)	20,534,974	12,547,895

PER SHARE INFORMATION:
FFO Attributable to Common Stockholders - diluted	$0.11	$(0.01)
AFFO Attributable to Common Stockholders - diluted	$0.26	$0.13
Pro forma AFFO Attributable to Common Stockholders - diluted (4)	$0.34	N/A

(1) The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

(2) See page 27 for the Company's definitions of these non-GAAP measurements.  Individual line items included in FFO and AFFO calculations include results from discontinued operations where applicable.

(3) Total weighted average shares for the quarter, including OP units of 305,568 was 20,840,542.  AFFO related to the OP units is excluded from the calculation above. When including both, AFFO attributable to OP units and 305,568 of OP units in the weighted average share count, in the above calculation, AFFO is $0.26 per share.

(4) Pro forma AFFO for the three months ended March 31, 2016 assumes the investment of $76 million (consisting of available cash, deposits, and expected loan proceeds) had occurred on January 1, 2016: (i) investment of approximately $30 million to acquire a 95% interest in the Citation Club at Palmer Ranch Apartments and Summerwind Apartments in Florida, which closed on January 5, 2016; (ii) initial investment of approximately $12 million in convertible preferred equity in the West Morehead development asset in Charlotte, North Carolina, which closed on January 6, 2016; (iii) investment of approximately $10 million in convertible preferred equity in the Domain development asset in Garland, Texas; (iv) investment of approximately $7 million in the Flagler Village development asset in Ft. Lauderdale, Florida; and (v) investment of approximately $17 million to acquire a 100% interest in The Preserve at Henderson Beach in Destin, Florida, which closed on March 15, 2016. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at January 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions will close or perform as forecasted or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

Bluerock Residential Growth REIT, Inc.

Debt Summary Information

As of March 31, 2016

(Unaudited and dollars in thousands except for share and per share data)

Debt Outstanding

	Outstanding Principal	Interest Rate	Fixed/ Floating	Maturity Date
ARIUM at Palmer Ranch	$26,925	2.61%	Floating (1)	February 1, 2023
ARIUM Grandewood	29,444	2.11%	Floating (2)	December 1, 2024
ARIUM Gulf Shore	32,626	2.61%	Floating (3)	February 1, 2023
ARIUM Palms	24,999	2.66%	Floating (4)	September 1, 2022
Ashton Reserve I	31,900	4.67%	Fixed	December 1, 2025
Ashton Reserve II	15,270	3.06%	Floating (5)	January 1, 2026
Enders Place at Baldwin Park	25,050	4.30%	Fixed (6)	November 1, 2022
Fox Hill	26,705	3.57%	Fixed	April 1, 2022
Lansbrook Village	43,628	4.42%	Blended (7)	March 31, 2018
MDA Apartments	37,515	5.35%	Fixed	January 1, 2023
Park & Kingston	15,250	3.21%	Fixed	April 1, 2020
Sorrel	38,684	2.73%	Floating (8)	May 1, 2023
Sovereign	28,880	3.46%	Fixed	November 10, 2022
Springhouse at Newport News	22,087	5.66%	Fixed	January 1, 2020
The Preserve at Henderson Beach	37,476	4.65%	Fixed	January 5, 2023
Village Green of Ann Arbor	42,132	3.92%	Fixed	October 1, 2022
Total	478,571
Fair value adjustments	3,106
Subtotal	481,677
Deferred Financing Costs, net	(4,969)
Total	$476,708

Weighted Average Interest Rate	3.76%

(1) ARIUM at Palmer Ranch loan bears interest at a floating rate of 2.17% plus one month LIBOR.  At March 31, 2016, the interest rate was 2.61%.

(2) ARIUM Grandewood loan bears interest at a floating rate of 1.67% plus one month LIBOR.  At March 31, 2016, the interest rate was 2.11%.

(3) ARIUM Gulf Shore loan bears interest at a floating rate of 2.17% plus one month LIBOR.  At March 31, 2016, the interest rate was 2.61%.

(4) ARIUM Palms loan bears interest at a floating rate of 2.22% plus one month LIBOR.  At March 31, 2016, the interest rate was 2.66%.

(5) Ashton Reserve II loan bears interest at a floating rate of 2.62% plus one month LIBOR.  At March 31, 2016, the interest rate was 3.06%.

(6) The principal includes a $17.1 million loan at a 3.97% interest rate and a $8.0 million supplemental loan at a 5.01% interest rate.

(7) The principal balance includes the initial advance of $42.0 million at a fixed rate of 4.45% and an additional advance of $1.6 million that bears interest at a floating rate of three month LIBOR plus 3.00%.  At March 31, 2016, the additional advance had an interest rate of 3.63%.

(8) Sorrel loan bears interest at a floating rate of 2.29% plus one month LIBOR.  At March 31, 2016, the interest rate was 2.73%.

Debt Maturity Schedule

Year	Fixed Rate	Floating Rate	Total	% of Total
2016	$2,612	$19	$2,631	0.55%
2017	4,115	26	4,141	0.87%
2018	44,890	1,583	46,473	9.71%
2019	4,606	440	5,046	1.05%
2020	40,337	1,558	41,895	8.75%
Thereafter	212,434	165,951	378,385	79.07%
	$308,994	$169,577	$478,571	100.00%
Fair Value Adjustments	3,106	-	3,106
Total	$312,100	$169,577	$481,677

Bluerock Residential Growth REIT, Inc.

Debt Summary Information Continued

As of March 31, 2016

(Unaudited and dollars in thousands except for share and per share data)

	Amounts	% of Total	Weighted Average Rates	Weighted Average Maturities (years)
Secured Fixed Rate Debt	$312,100	64.8%	4.39%	5.9
Secured Floating Rate Debt	169,577	35.2%	2.61%	7.4
Total:	$481,677	100.0%	3.76%	6.4

Bluerock Residential Growth REIT, Inc.

2016 Second Quarter Outlook

(Unaudited and dollars in thousands except for per share data)

	2016 Second Quarter Outlook
	($ in thousands except per share amounts)
	Q2 - Projected	Q2 - Proforma(7)
Earnings
Adjusted Funds From Operations Attributable to Common Stockholders per share	$$0.12 - $0.14	$0.27 - $0.29

Operations
Revenue (1)	$17,940 - $18,130	$18,830 - $19,030
Property Operating Margin	56.8% - 59.2%	57.5% - 59.8%
Interest expense	$4,650	$4,840
General and administrative expenses as percentage of revenue (2)	3.6% - 3.5%	3.4% - 3.3%
Management fees	$1,390	$1,450
Depreciation and amortization expense	$7,580	*
Depreciation and amortization recapture (3)	86.7%	*
Equity in operating earnings in unconsolidated subsidiaries (4)	$2,750	$5,680
Noncontrolling interest (5)	6.1% - 1.7%	31.8% - (32.4)%
Recurring capex (6)	$300 - $270	$310 - $280

* Amount is indeterminable.

(1) Revenue includes only property level revenues and excludes income from preferred investments, which flow through the "Equity in operating earnings of unconsolidated subsidiaries" line item.

(2) General and administrative expenses exclude non-cash expenses, such as non-cash equity compensation.

(3) Represents estimated recapture of the Company's pro-rata share of depreciation for AFFO purposes and excludes depreciation and amortization on forecasted acquisitions.

(4) Represents the Company's share of income from unconsolidated subsidiaries including preferred investment income.

(5) Represents estimated net income/loss (excluding non-cash equity compensation, gain on sale of real estate assets, acquisition costs and depreciation on forecasted acquisitions) attributable to non-controlling interest of OP unit holders and joint venture partner interests.

(6) Estimate of the Company's pro-rata share of recurring capital expenditures for AFFO purposes.

(7) Pro forma guidance assumes the investment of $80 million (consisting of available cash, deposits, expected loan proceeds, and net offering proceeds) had occurred on April 1, 2016: (i) additional investment of approximately $2 million in the Lake Boone convertible preferred equity investment, (ii) investment of approximately $23 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Jacksonville MSA; (iii) investment of approximately $15 million in convertible preferred equity in a development asset in the Dallas MSA; (iv) investment of approximately $14 million in a convertible mezzanine loan structure in connection with a joint venture, which entitles us to invest in Ft. Lauderdale, FL; and (v) investment of approximately $9 million in a convertible mezzanine loan structure in a development asset an affiliate of the Company has under binding LOI in Boca Raton MSA. Pro forma guidance also assumes that $17 million is invested 65% in stabilized properties at a nominal 5.75% cap rate with interest expense at a rate of 3.75%, and 35% invested in convertible preferred equity development assets. The pro forma guidance is being presented solely for purposes of illustrating the potential impact of these pipeline transactions, as well as future investments to be made with funds we have available for investment, as if they had occurred at April 1, 2016, based on information currently available to management and assumptions management has made with respect to our future pipeline. The Company is providing no assurances that any of the above transactions are probable, or that they will close or that management will identify or acquire investments consistent with our pipeline assumptions, and the failure to do so would significantly impact pro forma guidance. The actual timing of these investments, if and when made, will vary materially from the assumed timing reflected in the pro forma guidance, and actual quarterly results will differ significantly from the pro forma guidance shown above. Investors should not rely on pro forma guidance as a forecast of the actual performance of the Company.

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Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Adjusted Funds from Operations

Funds from operations attributable to common stockholders (“FFO”), is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the National Association of Real Estate Investment Trusts, or (“NAREIT's”), definition, as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

In addition to FFO, we use adjusted funds from operations attributable to common stockholders (“AFFO”). AFFO is a computation made by analysts and investors to measure a real estate company's operating performance by removing the effect of items that do not reflect ongoing property operations. To calculate AFFO, we further adjust FFO by adding back certain items that are not added to net income in NAREIT's definition of FFO, such as acquisition expenses, equity based compensation expenses, and any other non-recurring or non-cash expenses, which are costs that do not relate to the operating performance of our properties, and subtracting recurring capital expenditures (and when calculating the quarterly incentive fee payable to our Manager only, we further adjust FFO to include any realized gains or losses on our real estate investments).

Our calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, our AFFO may not be comparable to AFFO reported by other REITs. Our management utilizes FFO and AFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition expenses and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO, AFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and AFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs. We also use AFFO for purposes of determining the quarterly incentive fee, if any, payable to our Manager.

Neither FFO nor AFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and AFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor AFFO should be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired interests in seven additional properties and six investments accounted for on the equity method of accounting subsequent to March 31, 2015 and sold three properties in 2015. The results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance (unaudited and dollars in thousands, except share and per share data).

Recurring Capital Expenditures

We define recurring capital expenditures as expenditures that are incurred at every property and exclude development, investment, revenue enhancing and non-recurring capital expenditures.

Non-Recurring Capital Expenditures

We define non-recurring capital expenditures as expenditures for significant projects that upgrade units or common areas and projects that are revenue enhancing.

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented.

Bluerock Residential Growth REIT, Inc.

Definitions of Non-GAAP Financial Measures

(Unaudited and dollars in thousands except for share and per share data)

Earnings Before Interest, Income Taxes, Depreciation and Amortization ("EBITDA")

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, calculated on a consolidated basis. We consider EBITDA to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unclouded by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items. Below is a reconciliation of net (loss) income applicable to common shares to EBITDA.

	Three Months Ended
	March 31,
	2016	2015

Net (loss) income attributable to common stockholders	$(4,135)	$3,313
Net (loss) income attributable to noncontrolling interest	(97)	6,034
Interest expense	4,228	2,292
Depreciation and amortization	7,510	2,765
Preferred stock accretion	125	-
Non-cash equity compensation	1,845	1,365
Acquisition costs	1,209	449
Equity in gain on sale of real estate assets of unconsolidated joint ventures	-	(11,307)
EBITDA	$10,685	$4,911